Exhibit 99.1

Carter’s Reports a 23% Increase in Second Quarter Sales
Driven by Growth in All Channels

          ATLANTA, July 26 /PRNewswire-FirstCall/ -- Carter’s, Inc. (NYSE: CRI), the largest branded marketer of apparel for babies and young children in the United States, today reported its second quarter results for fiscal 2005.

          Net sales in the second quarter of fiscal 2005 increased $36.2 million, or 23%, to $192.5 million from $156.3 million in the second quarter of fiscal 2004.  The increase in net sales for the second quarter of fiscal 2005 includes a $12.5 million, or 17%, increase in sales in the wholesale channel from $73.5 million to $86.0 million and a $16.2 million, or 71%, increase in sales in the mass channel from $22.8 million to $39.0 million.

          The Company’s retail store sales in the second quarter of fiscal 2005 increased $7.5 million, or 13%, to $67.5 million from $60.0 million in the second quarter of fiscal 2004 due to an increase of 7.1% in comparable store sales and incremental sales from 11 new store openings since July 3, 2004.  As of July 2, 2005, Carter’s had a total of 185 retail stores, including four stores opened during the second quarter of fiscal 2005.

          Net income in the second quarter of fiscal 2005 decreased $0.5 million to $5.5 million, or $0.18 per diluted share, from $5.9 million, or $0.20 per diluted share, in the second quarter of fiscal 2004. This decrease was driven by after-tax charges of $3.3 million associated with the closure of two sewing facilities in Mexico. Excluding these charges, pro forma net income in the second quarter of fiscal 2005 increased 48% to $8.8 million, or $0.29 per diluted share.

          Fred Rowan, Chairman of the Board of Directors and Chief Executive Officer of Carter’s said, “We continue to experience strong results in all channels of distribution because of our focus on essential core products and superior execution.  We are very excited about the acquisition of OshKosh B’Gosh, Inc. This acquisition brings together two of America’s most trusted children’s apparel brands with annual sales of approximately $1.3 billion. There is tremendous potential to be realized by leveraging our proven brand management and supply chain skills which we believe will result in significant long-term value for our shareholders, customers, and consumers.”

          Net sales in the first six months of fiscal 2005 increased 18%, or $59.7 million, to $398.7 million from $339.0 million in the first six months of fiscal 2004. In our wholesale channel, net sales increased $20.9 million, or 13%, in the first six months of fiscal 2005 to $185.0 million from $164.1 million in the first six months of fiscal 2004.

          Net sales to the mass channel in the first six months of fiscal 2005 increased $22.7 million, or 41%, to $78.4 million from $55.7 million in the first six months of fiscal 2004. This increase reflects growth in sales of our Child of Mine brand to Wal-Mart, including our newborn playwear product category, and increased sales of our Just One Year brand to Target.

          The Company’s retail store sales in the first six months of fiscal 2005 increased $16.0 million, or 13%, to $135.3 million from $119.2 million in the first six months of fiscal 2004 due to incremental sales from new store openings and a comparable store sales increase of 7.9%. During the first six months of fiscal 2005, the Company opened five stores.

          For the first six months of fiscal 2005, net income increased 19%, or $3.1 million, to $19.3 million, or $0.64 per diluted share, from $16.2 million, or $0.54 per diluted share, for the first six months of fiscal 2004. Excluding charges related to plant closures in Mexico in fiscal 2005 and facility closings in fiscal 2004, pro forma net income increased 37% to $22.6 million, or $0.75 per diluted share, for the first six months of fiscal 2005 as compared to pro forma net income of $16.6 million, or $0.55 per diluted share, for the first six months of fiscal 2004.

          Net cash provided by operating activities for the first half of fiscal 2005 was $22.6 million compared to net cash used in operating activities of $5.4 million in the first half of fiscal 2004.  The improvement in cash flow from operations is primarily attributable to the growth in earnings and improvement in working capital.

          On July 14, 2005, The William Carter Company (“TWCC”) a subsidiary of Carter’s completed the acquisition of OshKosh B’Gosh, Inc. for approximately $312 million, which includes payment for vested stock options.

          Also, in July, in connection with the previously announced cash tender offer by TWCC for its outstanding 10.875% Senior Subordinated Notes due 2011, Carter’s paid approximately $132.9 million, including a redemption premium of approximately $14.0 million and accrued and unpaid interest.

          Financing for the acquisition, tender offer and consent solicitation, the refinancing of TWCC’s existing credit facility, and related fees and expenses was provided by borrowings under TWCC’s new credit facility consisting of (i) a term loan facility of $500 million and (ii) a committed revolving credit facility in an aggregate principal amount of up to $125 million for working capital and general corporate purposes and for the issuance of letters of credit.

          Carter’s Business Outlook
          This outlook is based on current expectations and includes “forward- looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

($ in millions)	Third Quarter 2005			Fiscal Year 2005

Net Sales-Carter’s	$275	+9	%(1)	$924 to $928	+12% to +13%	(2)
Net Sales-OshKosh	95			195 to 200
Consolidated Net Sales	$370	+47	%(1)	$1,119 to $1,128	+36% to +37%	(2)

	Third Quarter 2005			Fiscal Year 2005

Diluted EPS- Carter’s	$0.76	+23	%(3)	$2.08 to $2.12	+25% to +27%	(4)
Diluted EPS- OshKosh	0.05			0.08 to 0.10
Consolidated Diluted EPS	$0.81	+31	%(3)	$2.16 to $2.22	+29% to +33%	(4)

(1)	Comparison to third quarter of fiscal 2004.
(2)	Comparison to fiscal 2004.
(3)	Estimated pro forma increase, excluding plant closures, purchase accounting charges (amortization of licensing agreements and inventory adjustments), and debt extinguishment costs.
(4)

Estimated pro forma increase, excluding plant closures, purchase accounting charges (amortization of licensing agreements and inventory adjustments), and debt extinguishment costs.  For Carter’s, comparison to pro forma fiscal 2004 results of $1.67 per diluted share as previously described in our earnings release filed February 22, 2005 on Form 8-K.

          Carter’s will broadcast its quarterly conference call on July 27, 2005 at 8:30 a.m. EDT.  To participate in the call, please dial 1-913-981-4910.  To listen to the live broadcast over the internet, please log on to www.carters.com, go to “Investor Relations” and then click on the link, “Second Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through midnight EDT, Friday, August 5, 2005, at 1-719-457-0820, pass code 2546530, and archived on the Company’s website at the same location as the live webcast.

          For more information on Carter’s, please visit www.carters.com.

          Cautionary Language
          Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2005 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include a decrease in sales to, or the loss of one or more of the Company’s key customers, deflationary trends in prices, disruptions in foreign supply sources, negative publicity, the loss of one or more of the Company’s major suppliers for raw materials, competition in the baby and young children’s apparel market, changes in consumer preference and fashion trends, a decrease in the overall level of consumer spending, the Company’s leverage which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay principal, the impact of governmental regulations and environmental risks applicable to the Company’s business, and seasonal fluctuations in the children’s apparel business.  These risks are described in the Company’s and OshKosh B’Gosh, Inc.’s most recently filed annual reports on Form 10-K under the headings “Risk Factors” and “Statement Regarding Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended

	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$192,500	$156,307	$398,707	$339,027
Cost of goods sold	126,435	96,716	256,877	213,166
Gross profit	66,065	59,591	141,830	125,861
Selling, general, and administrative expenses	51,243	48,024	103,239	95,394
Closure costs	4,569	6	4,569	540
Royalty income	(2,813)	(2,504)	(6,336)	(5,668)
Operating income	13,066	14,065	40,358	35,595
Interest expense, net	4,055	4,364	8,457	8,988
Income before income taxes	9,011	9,701	31,901	26,607
Provision for income taxes	3,561	3,784	12,602	10,377
Net income	$5,450	$5,917	$19,299	$16,230
Basic net income per common share	$0.19	$0.21	$0.68	$0.58
Diluted net income per common share	$0.18	$0.20	$0.64	$0.54
Basic weighted average number of shares outstanding	28,579,943	28,002,221	28,523,342	27,993,791
Diluted weighted average number of shares outstanding	30,321,705	29,890,163	30,257,332	29,875,271

          Pro forma Net Income
          Pro forma results for the second quarter and first half of fiscal 2005 exclude $3.3 million in after-tax restructuring charges related to the closures of the Company’s sewing facilities in Mexico.  Pro forma results for the first half of fiscal 2004 exclude $0.3 million in after-tax restructuring charges related to the closures of the Company’s sewing facilities in Costa Rica and a distribution facility in Leola, Pennsylvania.  These adjustments are set forth in the reconciliation of results in accordance with generally accepted accounting principles (GAAP) to the pro forma results shown in the table below.  The Company believes that the pro forma information in this release provides a meaningful comparison of its operational and financial results.

          In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided pro forma, non-GAAP financial measurements that present net income and net income on a per share basis excluding certain adjustments discussed above.  Details of these items are presented in the table below, which reconciles the GAAP results to pro forma net income and pro forma net income per share.  The pro forma, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The pro forma, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of our future condition or results of operations.  Also, this earnings release and the reconciliation from GAAP results to pro forma results can be found on the Company’s website at www.carters.com.

          Contact:  Eric Martin, Vice President of Investor Relations (404) 745-2889

CARTER’S, INC.
GAAP VS. PRO FORMA RESULTS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended

	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net income (GAAP)	$5,450	$5,917	$19,299	$16,230
Pro forma adjustments (net of tax):
Closure costs	2,764	4	2,764	329
Accelerated depreciation related to closures (included in cost of goods sold)	567	—	567	—
Pro forma net income	$8,781	$5,921	$22,630	$16,559
Diluted weighted average shares outstanding	30,321,705	29,890,163	30,257,332	29,875,271
Diluted net income per share, as reported	$0.18	$0.20	$0.64	$0.54
Pro forma diluted net income per share	$0.29	$0.20	$0.75	$0.55

CARTER’S, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except for share data)
(unaudited)

	July 2, 2005	January 1, 2005	July 3, 2004

ASSETS
Current assets:
Cash and cash equivalents	$15,376	$33,265	$13,176
Accounts receivable, net	82,005	80,440	71,982
Inventories, net	139,644	120,792	148,423
Prepaid expenses and other current assets	5,364	4,499	3,401
Deferred income taxes	12,866	12,571	8,301
Total current assets	255,255	251,567	245,283
Property, plant, and equipment, net	49,612	53,187	52,627
Tradename	220,233	220,233	220,233
Cost in excess of fair value of net assets acquired	139,282	139,282	139,282
Licensing agreements, net	—	—	625
Deferred debt issuance costs, net	4,801	5,867	6,837
Other assets	3,070	2,829	2,943
Total assets	$672,253	$672,965	$667,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$368	$724	$927
Accounts payable	35,073	26,453	50,428
Other current liabilities	42,705	40,696	30,429
Total current liabilities	78,146	67,873	81,784
Long-term debt	148,911	183,778	204,002
Deferred income taxes	83,610	83,579	82,293
Other long-term liabilities	9,802	9,802	9,816
Total liabilities	320,469	345,032	377,895
Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at July 2, 2005, January 1, 2005, and July 3, 2004	—	—	—
Common stock, voting; par value $.01 per share; 40,000,000 shares authorized; 28,702,789 shares issued and outstanding at July 2, 2005, 28,432,452 shares issued and outstanding at January 1, 2005, and 28,073,103 shares issued and outstanding at July 3, 2004	287	284	281
Additional paid-in capital	254,104	247,610	242,948
Deferred compensation	(2,040)	(95)	—
Retained earnings	99,433	80,134	46,706
Total stockholders’ equity	351,784	327,933	289,935
Total liabilities and stockholders’ equity	$672,253	$672,965	$667,830

SOURCE  Carter’s
          -0-                                                            07/26/2005
          /CONTACT:  Eric Martin, Vice President of Investor Relations of Carter’s,
+1-404-745-2889/
          /Web site:  http://www.carters.com/